Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Company Contact:	Michael Garnreiter	(602) 852-9000

Chief Financial Officer

E-mail: Michaelg@mstreetinc.com

MAIN STREET RESTAURANT GROUP, INC.

ANNOUNCES ITS 2004 THIRD QUARTER  RESULTS

PHOENIX, ARIZONA, November 3, 2004—MAIN STREET RESTAURANT GROUP, INC. (Nasdaq symbol: MAIN), the world’s largest franchisee of T.G.I. Friday’s restaurants, the owner and operator of the Bamboo Club – Asian Bistro, the Redfish Seafood Grill and Bar, and Alice Cooper’stown restaurant concept in Cleveland, Ohio, today announced its operating results for the third quarter ended September 27, 2004.

Revenue for the quarter ended September 27, 2004 was $54.8 million, or 1.1% higher  compared with revenue of $54.2 million for the comparable quarter in 2003.  The increase in revenue for the quarter was due to same store sales increasing by 1.3% versus an increase of 2.3% in the same quarter last year. This year over year increase was somewhat offset by lost or reduced revenue from our Florida locations as a result of the disruption caused by the four recent hurricanes that impacted that state in the third quarter.  For the third quarter of 2004, net income was $164,000, or $.01 per fully diluted share, compared to $236,000 or $.02 per fully diluted share in the same quarter last year.

Revenue for the nine-month period ended September 27, 2004 was $170.5 million, compared with revenue of $171.9 million for the comparable period in 2003.  On a year to date basis same store sales were up by 1.7% versus an increase of 0.9% in the same period last year. For the nine-month period ended September 27, 2004, net income was $2.2 million, or $.15 per fully diluted share, compared to $2.9 million, or $.20 per fully diluted share, in the same period last year, which included a one time gain, net of non-recurring items of $1.0 million representing approximately $.07 per diluted share.

The Company’s measure of operating cash flow known as EBITDA for the three months ended September 27, 2004 was $3.6 million, compared to $2.5 million in the third quarter last year. For the nine-month period ended September 27, 2004, EBITDA was $12.0 million versus $11.9 million for the same period last year.  The computation of our quarterly and year to date EBITDA can be found in Appendix A, attached to this press release.

Mr. Bill Shrader, President and Chief Executive Officer, said, “Sales during the quarter improved compared against our sales in the second quarter primarily from the strong TV message of our T.G.I. Friday’s brand, which featured new Atkins-approved menu items, beginning in July. These gains were tempered by the four Florida hurricanes that closed our restaurants for a total of 16 full restaurant-days and partially impacted our North Carolina and Virginia Bamboo Club units.”

“On a positive note, our  supply chain group continued to keep margins at the highest levels in recent memory by strong buying, contracting and product sourcing, despite some protein and dairy commodity cost increases.  We are also pleased to have started October with a successful T.G.I. Friday’s ad campaign that focuses on our Jack Daniel’s glazed products.  We’re optimistic that the ads will be effective in  stimulating our core customer base.”

Recent Developments

We opened our newest Bamboo Club – Asian Bistro in Fairfax, Virginia, early in the third quarter of 2004.

During the third quarter, we announced a corporate restructuring which will allow us to operate more efficiently and cost effectively.  Approximately 10 employees were terminated or reassigned.  The approximate cost for severance and outplacement services in connection with the termination is $250,000 and was recorded in the third quarter.

In late October, we reached a settlement with one of our  landlords and we closed a T.G.I. Friday’s restaurant in northern California, which had been operating at or near break-even for the last few years.

Expectations

Based on our current outlook for the full year 2004, we are reiterating our guidance of a same stores sales increase between 2% and 3%, and have slightly increased the fully diluted net income per share expectation to a range of $0.15 to $0.17. EBITDA is still expected to range from $14 to $16 million.

Earnings Conference call

As a reminder, our earnings conference call is scheduled for today, November 3, 2004 at 5:00 pm EST. The toll free dial-in number is 1-800-265-0241 (or 1-617-847-8704 for international calls), and the participant pass code is 10256381. You can visit our web site at http://www.mainandmain.com for a replay.

— Appendix A and Three Tables to Follow —

MAIN STREET Restaurant Group, Inc., is the world’s largest franchisee of T.G.I. Friday’s restaurants, operating 52 T.G.I. Friday’s, thirteen Bamboo Club – Asian Bistros, four Redfish Seafood Grill and Bar, and one Alice Cooper’stown restaurants.

The statements contained in this press release that are not purely historical, including the company's estimates of its revenues, earnings and comparable store sales, as well as statements concerning the company's development schedule, are forward looking statements. These forward-looking statements are based primarily on the Company's expectations and may be affected by certain risks and uncertainties, including, but not limited to, the company's ability to locate acceptable restaurant sites, open new restaurants and operate its restaurants profitably; the company's ability to hire, train and retain skilled management and other personnel; the company's ability to access sufficient financing on acceptable terms; changes in consumer tastes and trends; national, regional and local economic and weather conditions; changes in costs related to food, utilities and labor; and other risks described in the company's recent SEC filings.

Appendix A

Computation of quarterly Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) (in millions):

	Quarter ended September 27, 2004	Quarter ended September 29, 2003
Net Income	$0.2	$0.2
Add-Income taxes	0.1	0.0
-Interest expense	1.0	1.1
-Depreciation and Amortization	2.3	2.2
Less-Non recurring gains and losses	—	-1.0
EBITDA	$3.6	$2.5

	Nine months ended September 27, 2004	Nine months ended September 29, 2003
Net Income	$2.2	$2.9
Add-Income taxes	0.1	—
-Interest expense	2.7	3.2
-Depreciation and Amortization	7.0	6.8
Less-Non recurring gains and losses	—	-1.0
EBITDA	$12.0	$11.9

MAIN STREET RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Par Value and Share Data)

	September 27, 2004	December, 29 2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,139	$4,600
Accounts receivable, net	1,080	1,494
Inventories	2,636	2,762
Prepaid expenses	833	971
Total current assets	8,688	9,827
Property and equipment, net	68,305	68,129
Other assets, net	2,054	2,218
Notes receivable, net	1,198	1,657
Goodwill	21,685	21,685
Franchise fees, net	1,899	1,999
Purchased franchise territories, net	665	692
Total assets	$104,494	$106,207

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$3,914	$3,815
Accounts payable	5,217	6,408
Other accrued liabilities	17,956	16,577
Total current liabilities	27,087	26,800
Long-term debt, net of current portion	43,823	47,869
Other liabilities and deferred credits	2,328	2,441
Total liabilities	73,238	77,110

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value, 2,000,000 shares authorized; no shares issued and outstanding in 2004 and 2003	—	—
Common stock, $.001 par value, 25,000,000 shares authorized; 14,642,000 and 14,142,000 shares issued and outstanding in 2004 and 2003, respectively	15	15
Additional paid-in capital	54,927	54,927
Accumulated deficit	(21,584)	(23,792)
Accumulated other comprehensive loss	(2,102)	(2,053)
Total stockholders’ equity	31,256	29,097
Total liabilities and stockholders’ equity	$104,494	$106,207

MAIN STREET RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	(unaudited)
	September 27, 2003	September 29, 2004

Revenue	$54,845	$54,173

Restaurant operating expenses
Cost of sales	14,197	14,334
Payroll and benefits	16,862	17,216
Depreciation and amortization	2,176	2,051
Other operating expenses	17,737	17,681
Total restaurant operating expenses	50,972	51,282

Depreciation and amortization of intangible assets	189	137
General and administrative expenses	2,249	2,246
Preopening expenses	195	129
New manager training expenses	41	12
Impairment charges and other	—	2,810

Operating income (loss)	1,199	(2,443)

Gain from sale of assets	—	3,831
Interest expense and other, net	973	1,152

Net income before income tax	226	236

Income tax expense	62	—

Net income	$164	$236

Basic earnings per share	$0.01	$0.02

Diluted earnings per share	$0.01	$0.02

Weighted average number of shares outstanding — Basic	14,642	14,142

Weighted average number of shares outstanding — Diluted	14,643	14,169

MAIN STREET RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Nine Months Ended
	(unaudited)
	September 27, 2004	September 29, 2003

Revenue	$170,533	$171,869

Restaurant operating expenses
Cost of sales	44,745	46,080
Payroll and benefits	52,920	53,568
Depreciation and amortization	6,438	6,319
Other operating expenses	53,647	52,897
Total restaurant operating expenses	157,750	158,864

Depreciation and amortization of intangible assets	538	434
General and administrative expenses	6,918	6,607
Preopening expenses	218	651
New manager training expenses	41	177
Impairment charges and other	—	2,837

Operating income	5,068	2,299

Gain from sale of assets	—	3,831
Interest expense and other, net	2,747	3,276

Net income before income tax	2,321	2,854

Income tax expense	112	—

Net income	$2,209	$2,854

Basic earnings per share	$0.15	$0.20

Diluted earnings per share	$0.15	$0.20

Weighted average number of shares outstanding — Basic	14,642	14,142

Weighted average number of shares outstanding — Diluted	14,687	14,142